EXHIBIT 99.1

                       PRESS RELEASE DATED JULY 25, 2005



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PATCH INTERNATIONAL INC. ANNOUNCES NEW STOCK SYMBOL PTII

CALGARY, JULY 25, 2005 /PRNEWSWIRE-FIRSTCALL VIA COMTEX/ -- PATCH INTERNATIONAL INC. (OTC BB: PTII) is pleased to announce that effective today the Company, formerly trading under the stock symbol PAII will trade on the OTC Bulletin Board under the new stock symbol PTII. On July 6, 2005 the Board of Directors of the Corporation approved the consolidation of the authorized, issued and outstanding common shares at a ratio of 10 to 1. The record date for the split was July 19, 2005 with an effective date of July 25, 2005 with the OTC Bulletin Board. The Corporation's new CUSIP number is 703012 20 3.

As a result, all of the authorized 100,000,000 common shares with a par value of $0.001, of which 52,413,641 common shares were issued and outstanding as of July 18, 2005, were consolidated into 10,000,000 common shares with a par value of $0.001, of which 5,241,365 common shares will be issued and outstanding subject to adjustment for rounding. Every ten (10) common shares with a par value of $0.001 prior to such consolidation will be consolidated into one (1) common share with a par value of $0.001 after consolidation, with any fractional shares arising as a result of such consolidation being adjusted to the next whole share.



ABOUT PATCH

PTII is a junior oil and gas producer that currently earns oil revenue from 19 oil wells. These wells provide the company with both short-term and long-term cash flow. It is anticipated that these wells will have a life of over 15 years. PTII has oil and gas properties in North America and is exploring for oil and gas opportunities in Algeria, Libya, Tunisia, and Ukraine. PTII holds 11.2 million shares in Pharmaxis (PXS: Australian Stock Exchange) of which 5.6 million have been declared as a dividend, and is largest shareholder behind the Rothschild Group. PTII plans to use the proceeds from this investment to build the company's oil and gas assets and just as PTII's pioneering pharmaceutical efforts are coming to fruition, PTII believes that the coming months will be a period of tremendous success for the company's domestic and international oil and gas prospects.

For further information visit our corporate website at WWW.PATCHENERGY.COM.

If you are not currently on the PTII updates list please send in your email to INFO@PATCHENERGY.COM or call 1 888 864 7372 with the best way to keep you informed. We will send out regular updates and news releases to everyone who asks to be on the list.

    Contact:

    Investor Relations:
    Tel:  888-864-7372
    Fax: 604-688-5390
    Email: info@patchenergy.com

The foregoing communication contains forward-looking statements. All such forward-looking statements are, by necessity, only estimates of future results and actual results achieved by Patch International Inc. may differ materially from these statements due to a number of factors. Patch International Inc. assumes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such statements. You should independently investigate and fully understand all risks before you make investment decisions.